Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the consolidated financial statements and financial statement schedule of StealthGas Inc. and subsidiaries dated May 18, 2007, except for Note 22(h) as to which the date is May 29, 2007, appearing in the Annual Report on Form 20-F of StealthGas Inc. and subsidiaries for the year ended December 31, 2006. We also consent to the reference to us under the heading ‘‘Experts’’ in this Prospectus, which is part of this Registration Statement.

Deloitte.
Hadjipavlou, Sofianos & Cambanis S.A.
Athens, Greece
June 29, 2007